Exhibit 10.17

AMENDMENT TO PLACEMENT AGENCY AGREEMENT

THIS AMENDMENT (this “Amendment”) is made as of this 14th day of March, 2017 by and between Diffusion Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Maxim Merchant Capital, a division of Maxim Group LLC (“Maxim”). Defined terms not otherwise defined herein shall have the meanings set forth in that certain Placement Agency Agreement, dated January 27, 2017, by and among the Company and Maxim (the “Agreement”).

WHEREAS, the Company and Maxim have entered into the Agreement pursuant to which the Company engaged Maxim as its exclusive placement agent in connection with the private placement of the Investor Securities to “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company and Maxim desire to clarify certain language set forth in Sections 3(b)(i) and 3(b)(ii) of the Agreement;

WHEREAS, in light of the foregoing, the Company and Maxim desire to amend and supplement the Agreement pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the undersigned parties, in accordance with Section 12(e) of the Agreement hereby agree to amend and supplement the Agreement as follows:

1.	Sections 3(b)(i) and 3(b)(ii) of the Agreement are hereby amended and restated in their entirety as follows:

“(i) a cash payment equal to 10% of the aggregate gross proceeds received by the Company from the sale of the Investor Securities at such Closing. However, with respect to gross proceeds received by the Company from an Investor first introduced by the Company (which shall include for avoidance of doubt any investor in Diffusion Pharmaceuticals LLC) in connection with the Placement (a “Company-Directed Investor”), the Company will pay the Placement Agent a cash payment equal to 5% of the aggregate gross proceeds received from such Company-Directed Investors at such Closing. The amount of “gross proceeds” shall not include gross proceeds received from the Company in the Placement from any exercise of Warrants. The cash fees shall be payable at such Closing in lawful money of the United States by check or wire transfer of immediately available funds; and

(ii)     a five-year warrant (the “Placement Agent Warrant”) to purchase a number of shares of Common Stock equal to 10% of the aggregate number of shares of Preferred Stock issued at such Closing to Investors. However, with respect to Company-Directed Investors, the Company shall issue to the Placement Agent a Placement Agent Warrant to purchase a number of shares of Common Stock equal to 5% of the aggregate number of shares of Preferred Stock issued at such Closing. A Placement Agent Warrant will be issued at each closing and shall provide, among other things, that the Placement Agent Warrant shall:

(1) be exercisable at an exercise price equal to 110% of the price of the Purchase Price;

(2) be non-exercisable for six (6) months after the date of such Closing and expire five (5) years from the date of issuance;

(3) provide for “cashless” exercise; and

(4) provide for such other terms as are customary for warrants issued to placement agents.”

2.     All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Agreement.

3.     This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Amendment shall be for the sole benefit of the parties to this Amendment and their respective heirs, successors, permitted assigns and legal representatives and not intended, nor shall be construed, to give any person or entity, other than the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

4.     This Amendment may be executed in counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.     This Amendment constitutes the entire agreement among the parties with respect to the matters covered hereby and thereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

6.     Except as and to the extent expressly modified by this Amendment, the Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.

7.     The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

8.     No provision of this Amendment may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and Maxim or, in the case of a waiver, by the party against whom enforcement or any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

9.     Each of the parties hereto acknowledges that this Amendment has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

10.     This Amendment shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to conflicts of law provisions thereof.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

DIFFUSION PHARMACEUTICALS INC.

By:	/s/ David G. Kalergis
Name: David G. Kalergis
Title: Chief Executive Officer

MAXIM MERCHANT CAPITAL, a Division of Maxim Group LLC

By:	/s/ Clifford A. Teller
Name: Clifford A. Teller
Title: Executive Managing Director, Head of Investment Banking

[Signature Page to Amendment to the Placement Agency Agreement]